EXHIBIT 21

REGISTRANT'S SUBSIDIARIES

PANERA BREAD COMPANY
LIST OF DIRECT SUBSIDIARIES
AS OF DECEMBER 27, 2016

ENTITY NAME	% OWNERSHIP	JURISDICTION OF ORGANIZATION
Panera, LLC	100	Delaware
Pumpernickel, Inc.	100	Delaware
Paradise Bakery & Café, Inc.	100	Delaware
Tatte Holdings, LLC	50.01	Delaware

PANERA BREAD COMPANY
LIST OF INDIRECT SUBSIDIARIES
AS OF DECEMBER 27, 2016

ENTITY NAME	PARENT	% OWNERSHIP	JURISDICTION OF ORGANIZATION
Pumpernickel Associates, LLC	Panera, LLC	99	Delaware
	Pumpernickel, Inc.	1
Panera Enterprises, Inc.	Panera, LLC	100	Delaware
Bakery Cafe Cards, LLC	Panera, LLC	100	Virginia
Artisan Bread, LLC	Panera, LLC	100	Delaware
Cap City Bread, LLC	Artisan Bread, LLC	100	Delaware
Panera International Holdings, Inc.	Panera, LLC	100	Delaware
Panera Canada Holdings, Inc.	Panera, LLC	100	Delaware
Panera Bread (BC) ULC	Panera International Holdings, Inc.	100	Nova Scotia